Exhibit 23.3

Consent of Independent Public Accountants

We hereby consent to the incorporation of our report dated February 6, 2003 on the audited combined financial statements of the C&H Packaging Group for the year ended December 31, 2002 in the Form S-4 filing of Appleton Papers Inc. and Subsidiaries.

Wausau, Wisconsin	/s/ Wipfli LLP
August 18, 2004	WIPFLI LLP